UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 31, 2014

HOMETRUST BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35593	45-5055422
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification Number)

10 Woodfin Street, Asheville, North Carolina	28801
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:    (828) 259-3939

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Effective May 31, 2014, HomeTrust Bancshares, Inc. (“HomeTrust”) completed its previously announced merger with Jefferson Bancshares, Inc. (“Jefferson”) pursuant to an Agreement and Plan of Merger, dated as of January 22, 2014, under which Jefferson merged with and into HomeTrust (the “Merger”). Immediately following the Merger, Jefferson’s wholly owned subsidiary bank, Jefferson Federal Bank, merged with and into HomeTrust’s wholly owned subsidiary bank, HomeTrust Bank (“HomeTrust Bank”).

Pursuant to the Merger Agreement, Jefferson shareholders will receive 0.2661 shares (the “Exchange Ratio”) of common stock, $0.01 par value per share, of HomeTrust (“HomeTrust Common Stock”) and $4.00 in cash for each share of common stock, $0.01 par value per share, of Jefferson (“Jefferson Common Stock”). Each option granted by Jefferson to purchase shares of Jefferson Common Stock has been canceled.

The total consideration paid by HomeTrust in the Merger approximates $50.5 million. The total number of HomeTrust shares issued was approximately 1.7 million shares. HomeTrust paid aggregate cash consideration of approximately $25.2 million. HomeTrust common stock shares outstanding immediately prior to the Merger on May 31, 2014 was 19,101,752.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference as Exhibit 2.1.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

In connection with the Merger, pursuant to a Second Supplemental Indenture (the “Supplemental Indenture”), dated as of May 31, 2014, among HomeTrust, Jefferson, as successor to State of Franklin Bancshares, Inc.(‘State of Franklin”), and Wilmington Trust Company, HomeTrust assumed the responsibility to perform the covenants to be performed by Jefferson under the First Supplemental Indenture, dated as of October 31, 2008 pursuant to which Jefferson assumed the responsibility to perform the covenants to be performed by State of Franklin under the Junior Subordinated Indenture dated December 13, 2006 (the “Indenture”), between State of Franklin and Wilmington Trust Company, as Trustee, relating to debt securities issued by State of Franklin, and the due and punctual payment of the principal of, and premium, if any, and interest on the $10.31 million of its Floating Rate Junior Subordinated Notes due 2037 issued under the Indenture.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Second Supplemental Indenture, a copy of which is attached hereto as Exhibit 4.1 and incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective upon the consummation of the Merger, Anderson L. Smith, President and Chief Executive Officer of Jefferson, became the East Tennessee Regional President of HomeTrust Bank, and a director of HomeTrust and HomeTrust Bank. In connection with the completion of the Merger, the previously disclosed employment agreement of Mr. Smith, which provides for an annual base salary of $210,000, a lump sum payment in the amount of $300,000 in full satisfaction of the change in control benefits provided under his prior Jefferson employment agreement and a loan of $200,000 became effective. Each required loan payment is expected to be forgiven as additional compensation to Mr. Smith.  A copy of the employment agreement with Mr. Smith is attached hereto as Exhibit 10.1. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement.

Item 8.01.	Other Events.

On June 2, 2014, HomeTrust issued a press release announcing the completion of the Merger. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(a) Financial statements of businesses acquired.

Financial statements of the business acquired will be filed by amendment to this Current Report on Form 8-K (this “Report”) no later than 71 days following the date that this Report is required to be filed.

(b) Pro forma financial information.

Pro forma financial information will be filed by amendment to this Report no later than 71 days following the date that this Report is required to be filed.

(d) Exhibits.

The following exhibit is being furnished herewith and this list shall constitute the exhibit index:

2.1
Agreement and Plan of Merger, dated as of January 22, 2014, by and between HomeTrust Bancshares, Inc. and Jefferson Bancshares, Inc. (attached as Exhibit 2.1 to HomeTrust’s Current Report on Form 8-K filed on January 27, 2014, and incorporated herein by reference).

4.1	Second Supplemental Indenture, dated as of May 31, 2014, among HomeTrust, Jefferson and Wilmington Trust Company.
10.1	Employment Agreement, dated as of May 31, 2014 between HomeTrust Bank and Anderson L. Smith.
99.1	Press Release of HomeTrust Bancshares, Inc. dated June 2, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOMETRUST BANCSHARES, INC.

Date: June 2, 2014	By:	/s/ Tony J. VunCannon
Tony J. VunCannon
Senior Vice President, Chief Financial Officer, and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

2.1
Agreement and Plan of Merger, dated as of January 22, 2014, by and between  HomeTrust Bancshares, Inc. and Jefferson Bancshares, Inc. (attached as Exhibit 2.1 to HomeTrust’s Current Report on Form 8-K filed on January 27, 2014, and incorporated herein by reference).

4.1	Second Supplemental Indenture, dated as of May 31, 2014, among HomeTrust, Jefferson and Wilmington Trust Company.
10.1	Employment Agreement, dated as of May 31, 2014 between HomeTrust Bank and Anderson L. Smith.
99.1	Press Release of HomeTrust Bancshares, Inc. dated June 2, 2014.